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                                                                   EXHIBIT 10(b)


                              SECOND AMENDMENT TO
                             PLAINS RESOURCES INC.
                           1992 STOCK INCENTIVE PLAN

     Plains Resources Inc., having heretofore adopted the Plains Resources Inc. 1992 Stock Incentive Plan (the "Plan"), as amended by that certain First Amendment to the Plan dated February 6, 1997, and having reserved the right under Section 9 thereof to amend the Plan, does hereby amend the Plan, effective as of May 22, 1997, as follows:

1. Article 8 of the Plan is hereby amended and restated in its entirety to read as follows:

     8.  Awards to Non-employee Directors.

              8.1 Awards in Lieu of Regular Meeting Attendance Fees. Each Non-employee Director shall have the right to make an annual election to receive Shares (a "Shares Election") in lieu of regular meeting attendance fees (excluding attendance fees for special meetings, committee meetings and telephonic meetings) earned for service on the Board in the year following receipt by the Company of a Shares Election.

              (a) Shares Election. A Non-employee Director may make a Shares Election by written notice to the Secretary of the Company on or before each annual stockholders' meeting and such election shall remain in effect for a one-year period which shall begin on the day of the annual stockholders' meeting and end on the day before the succeeding annual stockholders' meeting (the "Election Year"). Provided, however, a Non-employee Director who is elected or appointed to the Board at a time other than the annual stockholders' meeting, may make a Shares Election by written notice to the Secretary of the Company within 10 days after the date his term begins and such election shall remain in effect for the remainder of the Election Year.

              (b) Issuance of Shares. After each regular meeting of the Board, the Company shall award to each Non-employee Director who made a Shares Election and attended such meeting, a number of Shares (rounded to the nearest whole Share) determined by dividing the amount of the fee to which he would have otherwise been entitled for attendance at such meeting by the Fair Market Value of a Share on the date of such meeting. Certificates for the Shares awarded shall be issued to the recipient as soon as practicable and thereupon the recipient shall have full voting, dividend and other ownership rights with respect to such Shares.
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              8.2  Awards in Lieu of Committee Chairmen Fees. Each Non-employee
     Director who is appointed to serve as a Chairman of a committee (a "Committee Chairman") of the Board shall have the right to make an annual election to receive Shares (a "Chairman's Election") in lieu of the annual fee earned for service as a Committee Chairman.

              (a) Chairman's Election. A Committee Chairman may make a Chairman's Election by written notice to the Secretary of the Company on or before the tenth (10/th/) day following the Board meeting at which he or she is appointed (or re-appointed) to serve as a Committee Chairman.

              (b) Issuance of Shares. Upon receipt of a Chairman's Election, the Company shall award to each Committee Chairman who made such an election, a number of Shares (rounded to the nearest whole share) determined by dividing the amount of the annual fee to which he or she would otherwise be entitled to receive for his service as a Committee Chairman by the Fair Market Value of a Share on the date of the meeting at which he was appointed as a Committee Chairman. Following the receipt of a Chairman's Election, a certificate for the Shares awarded shall be issued the recipient as soon as practicable and thereupon the recipient shall have full voting, dividend and other ownership rights with the respect to such Shares.

     Adopted by the Board of Directors of Plains Resources Inc. on May 22, 1997.